JV PARTNERS GLOBAL EARTH ENERGY AND MODERN COAL RECEIVE A FIRM CORPORATE OFFER (FCO) THROUGH ADVENT ENTERPRISES TO PURCHASE COAL VALUED AT NEARLY $500 MILLION OVER 3 YEARS.

WILMINGTON, NC, May 20, 2011 (MARKETWIRE via COMTEX) -- Global Earth Energy Inc. (OTCQB: GLER) today announced that per the 8(k) announcement on April 8, 2011, the joint venture partners, Global Earth Energy and Modern Coal (JVP), have asked for and received written confirmation through Advent Enterprises of a Firm Corporate Offer (FCO) from one of the top five international coal buyers in the world today.

The FCO states that the coal buyer is set to purchase Steam Quality Coal at approximately $90 per ton, and Metallurgic Coal at approximately $120.00 per ton. The initial term of the transaction is for 36 months with the JVP set to deliver 800,000 tons of steam quality coal in 100,000 ton shiploads during the course of the year. The newly signed confirmation by Advent Enterprises confirms that once the JV Partner’s close on the Kentucky property, and subject to good faith negotiations of a mutually agreeable purchase and sale agreement, the initial contract should be worth approximately $165,000,000 per year over 3 years to the JVPs.

Syd Harland, CEO of Global Earth Energy commented, “This transaction will only add fuel to the fire, no pun intended, in our advancement to increase coal sale revenues.  We continue to be extremely confident that this trend will continue.”

Carl Jones of Advent Enterprises commented, “Advent Enterprises and their customers are developing strategies to expand and capitalize on the opportunity of a continuous, solid supply line of coal from our JV partners, Global Earth Energy and Modern Coal, with the ultimate goal of producing enough coal to satisfy our customers needs.”

Contact:
Sydney A. Harland
CEO
Email: harmuir@aol.com

Phone 910.509.7232

Fax 910.509.7233
www.globalearthenergy.com

Brad Lamar
CEO
Modern Coal, LLC
5411 Ridgemont Court
Midland, Texas 79707-9115

Email: moderncoal@gmail.com

Fax 248-920-0396